UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2016

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-36790	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On September 16, 2016, the Certificate of Incorporation of Skyline Medical Inc. (the “Company”) was amended to increase the authorized capital stock from 100,000,000 shares to 200,000,000 shares of common stock, $0.01 par value. The Certificate of Amendment is filed as Exhibit 3.1.

Item 5.07 Submission of Matters to a Vote of Security Holders.

At a special meeting of stockholders taking place on September 15, 2016, the Company’s stockholders took the following actions:

(i) The stockholders approved an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000. There were 41,902,941 votes cast for the proposal; 14,992,050 votes were cast against the proposal, and 571,184 votes abstained. There were no broker non-votes.

(ii) The stockholders approved an amendment to the Company’s certificate of incorporation to effect a reverse stock split of the outstanding shares of its common stock at a ratio of not less than one-for-two (1:2) and not more than one-for-twenty-five (1:25), with the exact ratio to be set at a whole number within this range as determined by the Company’s Board of Directors. There were 43,248,274 votes cast for the proposal; 13,811,359 votes were cast against the proposal, and 406,542 votes abstained. There were no broker non-votes.

(iii) The stockholders approved a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there were not sufficient votes at the time of the Special Meeting to approve both the proposal to increase the authorized shares of common stock (Proposal 1) and the proposal to effect a reverse stock split (Proposal 2). There were 41,673,190 votes cast for the proposal; 14,579,044 votes were cast against the proposal, and 1,213,941 votes abstained. There were no broker non-votes.

Item 9.01 Financial Statements and Exhibits.

	(d)	Exhibits

3.1	Certificate of Amendment filed September 16, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 16, 2016

SKYLINE MEDICAL, INC.

By:	/s/ Bob Myers
Bob Myers Chief Financial Officer